Exhibit 99.1

News Release

Investor Contacts:

Crescendo Communications

626 RXR Plaza
Uniondale, NY 11556
T: 844-589-8760
mnga@crescendo-ir.com

MagneGas To Present at the 2017 Marcum Microcap Conference

TAMPA, Florida, June 9, 2017 --MagneGas Corporation (“MagneGas” or the “Company”) (NASDAQ:MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, announced today that it will be presenting at the 2017 Marcum MicroCap Conference on Friday, June 16th at 10:00 AM EST. Scott Mahoney, Chief Financial Officer of MagneGas will be presenting and meeting with investors.

The Marcum MicroCap Conference (www.marcummicrocap.com) is a nationally recognized forum for publicly traded companies with less than $500 million in market capitalization to network with fund managers and high net worth investors who focus on small cap equities. More than 2000 investors and other participants from every segment of the microcap marketplace attend each year, including venture and lower middle-market private equity investors, institutional investors, directors, investment bankers, and buy- and sell-side analysts, as well as senior executive teams from presenting companies and service providers to the microcap marketplace.

About MagneGas Corporation

MagneGas® Corporation (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company's testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs.  The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications.  For more information on MagneGas®, please visit the Company's website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S. and through its wholly owned subsidiary MagneGas Welding Supply, LLC and its distributor, Equipment Sales and Services, Inc. (“ESSI”). ESSI has four locations in Florida and distributes MagneGas2®, industrial gases and welding supplies. For more information on ESSI, please visit the company’s website at http://www.weldingsupplytampa.com.